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                                                                Exhibit 17(b)(1)

               [Letterhead of Interstate/Johnson Lane Corporation]


February 13, 1998


Board of Directors
Brad Ragan, Inc.
4404-G Stuart Andrew Blvd.
Charlotte, NC 28217


Members of the Board:

         Based upon Interstate/Johnson Lane Corporation's analysis of the offer price of $37.25 per share (the "Offer") received from The Goodyear Tire & Rubber Company to purchase the remaining 25.4% of Brad Ragan, Inc. (the "Company"), it is our opinion that as of the date hereof, the Offer to be paid for the Company is fair, from a financial point of view, to the shareholders of the Company. Furthermore, the Offer represents a valuation in excess of the composite valuation derived by IJL in its analysis of the common stock of the Company.


                                                Very truly yours,



                                                INTERSTATE/JOHNSON LANE
                                                CORPORATION